Exhibit 99.1

Dear xxx,

On November 25, 2024, Poseida Therapeutics, Inc. (the “Company”) announced that Roche Holdings, Inc. (“Roche”) intends to acquire the Company. The Company believes the transaction reflects its emerging leadership in allogeneic CAR-T, the strength of the interim P-BCMA-ALLO1 clinical data, and the outlook for our pipeline and platform. The transaction also brings together the existing collaboration between the Company and Roche, with the intention of optimizing the go-forward development of programs under the collaboration. This provides increased resources to develop and commercialize the Company’s broad portfolio of cell therapies. Roche and the Company remain committed to advancing the Company’s pipeline in oncology, autoimmune diseases and other disease areas, as well as the Company’s genetic medicine and technology platforms. We believe that this advancement best enables the long-term journey of bringing our medicines to patients in need globally.

We expect the proposed transaction to close in the first quarter of 2025, subject to the satisfaction or waiver of customary closing conditions. Until then, Poseida will continue to operate as an independent company and we will continue our normal business activities, including our ongoing clinical programs and collaborations.

We refer you to our and Roche’s press releases related to the transaction for additional information. Should you have any questions about our ongoing clinical trials or projects, please reach out to your regular Poseida contact.

If there are any questions regarding the merger announcement, please contact Alex Chapman, Senior Vice President, IR & Corporate Communications, IR@poseida.com. We look forward to continuing our partnership with you and thank you for your continued commitment and dedication and the work that we do together to advance transformational new therapeutic options for patients.

With gratitude,

Syed Rizvi, M.D.

Chief Medical Officer

Poseida Therapeutics, Inc.

9390 Towne Center Drive

San Diego, CA 92121 (USA)

Cell: +1 (908) 477-0647

E-mail: SRizvi@Poseida.com

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Additional Information and Where to Find It

The Tender Offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the Tender Offer materials that Parent and Blue Giant Acquisition Corp. (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a Tender Offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent and Merger Sub intend to file with the SEC. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer.

Once filed, investors will be able to obtain the Tender Offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the Tender Offer and the Merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the Tender Offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by the Company under the “Investors & Media” section of the Company’s website at www.poseida.com.

Stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the Tender Offer and the Merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the Tender Offer because they contain important information, including the terms and conditions of the Tender Offer.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to

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complete and the timing of completion of the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Tender Offer and the other conditions to the consummation of the subsequent Merger set forth in the Merger Agreement, and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of, among other things, risks associated with uncertainties as to the timing of the Tender Offer and the subsequent Merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the Tender Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Tender Offer or the subsequent Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Tender Offer or the subsequent Merger; the risk of legal proceedings being brought in relation to the transactions and the outcome of such proceedings; the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone payments related to the contingent value right will never be achieved and that no milestone payment may be made; the Company’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; risks associated with conducting clinical trials; whether any of the Company’s product candidates will be shown to be safe and effective; the Company’s ability to finance continued operations; competition in the Company’s target markets; and uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s reports on Forms 10-K, 10-Q and 8-K and in other public filings the Company makes with the SEC from time to time. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements included in this communication are made only as of the date hereof, and the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

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